Exhibit 99.1

NANOSPHERE, INC. ANNOUNCES

COMPLETION OF $10 MILLION REGISTERED PUBLIC OFFERING

NORTHBROOK, Ill — December 22, 2015 – Nanosphere, Inc. (NSPH), a company enhancing medicine through targeted and flexible molecular diagnostics, today announced the completion of its previously announced public offering of the company’s common stock for total gross proceeds of approximately $10 million.

The offering was priced at $0.47 per share of common stock (or common stock equivalent), with each share of common stock coupled with a five-year warrant to purchase one share of common stock, at an exercise price of $0.70 per share.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., acted as the sole book runner in connection with the offering. Joseph Gunnar & Co. acted as a co-manager and LifeSci Capital LLC acted as a financial advisor in connection with the offering.

Nanosphere intends to use the net proceeds from the offering for working capital and general corporate purposes.

The securities were sold pursuant to an effective registration statement on Form S-1 (File No. 333-207460) that was previously filed with the Securities and Exchange Commission (SEC). The final prospectus related to the offering was filed with the SEC on December 18, 2015. Copies of the final prospectus are on the SEC’s website located at http://www.sec.gov and may also be obtained by sending an email request to Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, at placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene(R) System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com

Media:

Zachary Crowther, Director of Marketing

847-400-9074

zcrowther@nanosphere.us